GEHL                                    [GRAPHIC OMITTED]

                                        Gehl Company         Tel: 262/334-9461
CONTACTS:                               143 Water Street     Fax: 262/334-6603
Kenneth Hahn (investors)                P.O. Box 179         http://www.gehl.com
Vice President, Finance & Treasurer     West Bend, WI 53095-0179
262-334-6632                            USA

Drew Brown/Andrew Cole (media)
Citigate Sard Verbinnen
212-687-8080


IMMEDIATE RELEASE                       News Release


                        GEHL COMPANY REVISES 2001 OUTLOOK

                        ---------------------------------

      WEST BEND, WI, September 13, 2001 - Gehl Company (Nasdaq: GEHL), a manufacturer of light construction and agricultural equipment, today said increasing softness in construction equipment sales, coupled with the continued decline in the U.S. and European economies and the continuing decline in the manufacturing sector in general, has led the Company to reduce its expectations for the second half of 2001. Gehl expects to report full year 2001 net sales of $256 million to $261 million and earnings in the range of $1.13 to $1.18 per diluted share before expenses incurred with respect to the ongoing strategic alternatives review. The Company's previous earnings guidance for full-year fiscal 2001 was approximately $1.52 per diluted share.

      "The impact of the deteriorating global economy on the compact construction equipment industry, including reduced demand, slow inventory turnover among dealers, the weak Euro, excessive used equipment levels and lowered rental rates, are all contributing to our reduced revenue and earnings expectations for the full year," said William D. Gehl, Chairman, President and CEO. "Although we are pleased with the year-to-year growth of Gehl's agricultural equipment business, lower construction equipment sales have caused us to reduce our financial forecasts for the balance of 2001. We are adjusting production to reflect the current conditions and taking appropriate actions to reduce costs in line with the weaker construction equipment market."

      Although current economic conditions have caused the Company to lower its expectations, Gehl has benefited from the introduction of several new products in 2001, specifically the 7000 series skid loader and the new line of round balers. The move toward distributing more compact construction equipment through selected Ag dealers has also made a positive contribution to sales. Gehl commented, "While the year is becoming more challenging, we are still profitable and positioned to take advantage of any market improvements in the future."

      Commenting on the progress of the Company's ongoing review of strategic alternatives, Gehl said, "The process will be completed shortly. We will share the results with all shareholders once the process has been concluded."

Forward Looking Statements

Gehl Company intends that certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's projected sales and earnings, and the plans and objectives of management for future operations, are forward-looking statements. These forwarding-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, unanticipated changes in general economic and capital market conditions, the Company's ability to implement successfully its strategic initiatives, market acceptance of newly introduced products, the cyclical nature of the Company's business, the Company's and its customers' access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in environmental laws, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company's expectations for fiscal year 2001 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company's ability to achieve its expectations.

About Gehl Company
Gehl Company (Nasdaq: GEHL) is a leading manufacturer of equipment used worldwide in construction and agricultural markets. Founded in 1859, Gehl is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; Lebanon, PA; Madison and Yankton, SD; and Owatonna, MN. The Company markets its products under the Gehl(R) and Mustang(R) brand names. Mustang product information is available at www.mustangmfg.com. Gehl Company information is available at www.gehl.com or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).


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